Exhibit D
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (this “Agreement”) is made and entered into effective as of May 26, 2010, by and among Regency LP Acquirer LP, a Delaware limited partnership (the “Investor”), Regency GP LP, a Delaware limited partnership (the “General Partner”), and Regency GP LLC, a Delaware limited liability (the “Company”) and Energy Transfer Equity, L.P., a Delaware limited partnership (the “Sole Member,” and collectively with the General Partner and the Company, the “Partnership Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (“Regency”), dated February 3, 2006, as amended through the date of this Agreement (the “Regency Partnership Agreement”).
R E C I T A L S
     A. The Company is the general partner of the General Partner.
     B. Pursuant to that certain General Partner Purchase Agreement dated as of May 10, 2010 (the “GP Purchase Agreement”) by and among the Sole Member, ETE GP Acquirer LLC, a Delaware limited liability company (“ETE GP Buyer”), and Regency GP Acquirer LP, a Delaware limited partnership and an affiliate of the Investor (“Seller”), Seller has agreed to transfer (i) 100% of the membership interests in the Company and (ii) the 99.999% limited partner interest in the General Partner (collectively, the “Acquired GP Interests”) to ETE GP Buyer in exchange for the acquisition of 3,000,000 convertible preferred units (the “Convertible Preferred Units”) of the Sole Member having the terms set forth in Amendment No. 3 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. (the “ETE Partnership Agreement”)).
     C. As a condition to Seller’s sale of the Acquired GP Interests, the Partnership Parties have agreed to grant the Investor certain management and investor rights as more fully set forth herein and the Investor has agreed to be bound by the obligations set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. REPRESENTATIONS AND WARRANTIES.
     1.1 Representations and Warranties by the Investor: The Investor hereby represents and warrants to the Partnership Parties as follows:
          (a) Authorization and Execution. (i) The Investor has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership action on the part of the Investor; (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by the Investor with any governmental or regulatory authority, is required in order to permit the Investor to perform its obligations under this Agreement, except for such as have been obtained.
          (b) Non-Contravention. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder, the consummation of the transactions contemplated hereby by the Investor and compliance by the Investor with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of the Investor or otherwise result in a detriment to the Investor under, (i) the agreement of limited partnership of the Investor (as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Investor is a party or by which the Investor or any of its properties or assets is bound or (iii) any judgment, decree, order, writ, statute, rule or regulation applicable to the Investor (other than any filing that may be required under Section 13(d) and 16 of the Securities Exchange Act of 1934, as amended).
     1.2 Representations and Warranties by the Partnership Parties. Each of the Partnership Parties hereby jointly and severally represents and warrants to the Investor as follows:
          (a) Authorization and Execution. (i) Each Partnership Party has all requisite limited partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each Partnership Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited partnership or limited liability company action, as the case may be, on the part of such Partnership Party; (iii) this Agreement has been duly executed and delivered by each Partnership Party and constitutes a legal, valid and binding obligation of such Partnership Party, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by any Partnership Party with any governmental or regulatory authority, is required in order to permit any Partnership Party to perform its obligations under this Agreement, except for such as have been obtained.

          (b) Non-Contravention. The execution and delivery by each Partnership Party of this Agreement, the performance by each Partnership Party of its obligations hereunder, the consummation of the transactions contemplated hereby by each Partnership Party and compliance by each Partnership Party with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of any Partnership Party or otherwise result in a detriment to any Partnership Party under, (i) the certificate of limited partnership, certificate of formation, agreement of limited partnership or limited liability company operating agreement of any Partnership Party (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Partnership Party is a party or by which any Partnership Party or any of its properties or assets is bound or (iii) any judgment, decree, order, writ, statute, rule or regulation applicable to any Partnership Party.
2. MANAGEMENT RIGHTS.
     2.1 Management Rights.
          (a) Subject to compliance with the requirement set forth in Section 2.1(d), prior to the termination of the rights provided for in this Article 2 pursuant to Sections 3.3 or 3.4, the Investor may, by providing the Company with a written notice, elect (a “Management Election”) to either (i) have the rights, and be subject to the obligations, set forth in Section 2.2 (“Director Rights”) or (ii) have the rights, and be subject to the obligations, set forth in Section 2.3 (“Observer Rights”).
          (b) The Investor may elect to change a Management Election by providing a written notice to the Company of such an election; provided, however that (i) if at any time the Investor so elects to have Observer Rights instead of Director Rights, then any Investor Director then in office may be removed in accordance with the Company Agreement and the Investor shall no longer have Director Rights and (ii) if at any time the Investor so elects to have Director Rights instead of Observer Rights, any Investor Observer shall have no further rights to attend any Board meeting or to receive any Board materials and the Investor shall no longer have the Observer Rights.
          (c) For purposes of this Article 2, references to the Company shall include any Affiliate (as such term is defined in the Partnership Agreement) of the Company that serves as the successor general partner of Regency.
          (d) Notwithstanding anything to the contrary herein, the Investor shall have no rights under this Article 2 until such time as it causes to be delivered to the Sole Member the written resignations, effective as of the Closing Date (as such term is defined in the GP Purchase Agreement), of each Director designated to the Board by General Electric Corporation or its affiliates prior to the date hereof that the Sole Member notifies the Investor in writing that the Sole Member will require to resign from the Board in connection with the closing of the transactions contemplated by the GP Purchase Agreement.

2.2 Director Rights. If the Investor elects to have Director Rights in accordance with Section 2.2, then, so long as such election is in effect:
          (a) The Investor shall initially be entitled to (i) designate up to two directors of the board of directors (the “Board”) of the Company (the “Investor Directors”) and (ii) designate one such Investor Director, to serve on the Audit Committee of the Board (the “Audit Committee”), provided, however, that the Investor may not designate any Investor Director to serve on the Audit Committee unless such Investor Director is an “Independent Director” as such term is defined in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 3, 2006 (the “Company Agreement”). The Investor shall have the right to designate the initial Investor Directors (the “Initial Investor Directors”), if any, upon the consummation of the transactions contemplated by the GP Purchase Agreement. The Sole Member shall appoint such Initial Investor Directors who are so designated and are reasonably acceptable (as defined in Section 2.2(b)) to the Sole Member, and each Initial Investor Director shall commence his or her service on the Board and, if applicable, the Audit Committee, as of the date of this Agreement, provided, however, that no Investor Director shall commence his or her service on the Audit Committee until any independence determinations required by the Company Agreement have been appropriately made by the Board. Each Investor Director shall hold office until his or her successor is appointed pursuant to the terms of this Section 2.2 or until his or her earlier death, resignation or removal.
          (b) The Investor may elect to remove an Investor Director at any time, with or without cause, and the Sole Member shall remove such Investor Director at the request of the Investor; provided, however, that the Investor may not, without designating a replacement Investor Director who is also an Independent Director reasonably acceptable (as defined below) to the Sole Member, remove any Investor Director who is serving on the Audit Committee if the removal of such Investor Director would cause the Audit Committee to not be in compliance with (i) the requirements for such committee contained in the Company Agreement, (ii) any rules of the National Securities Exchange on which Regency’s Common Units are listed or admitted to trading or (iii) any requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder. In addition, the Sole Member may elect, in its sole discretion, to remove any Investor Director that is no longer reasonably acceptable (as defined below) to the Sole Member. In the event of the death, resignation or removal of an Investor Director, the Investor may designate a replacement Investor Director by providing the Company with a written notice (the “Director Notice”) identifying any replacement Investor Director, who must be reasonably acceptable to the Sole Member. The Sole Member shall appoint such replacement Investor Directors, and each replacement Investor Director shall commence his or her service on the Board on the date of delivery of the Director Notice, provided, however, (i) that no replacement Investor Directors will be appointed who are not reasonably acceptable to the Sole Member and (ii) that no replacement Investor Director shall commence his or her service on the Audit Committee until any independence determinations required by the Company Agreement have been appropriately made by the Board. For purposes of this Agreement an Investor Director shall be deemed to be “reasonably acceptable” to the Sole Member so long as such Investor Director is not an employee or director of any direct competitor of the Company or any of its affiliates and whose appointment would not require the Company to disclose any of the reportable events described under Item 401(f) of Regulation S-K of the

Securities Act of 1933, as amended, and the rules and regulations thereunder (or any successor regulation thereto).
          (c) The Investor Directors shall serve on the Board in accordance with the terms of the Company Agreement and shall be entitled to all rights and protections provided thereunder to directors generally; provided that each Investor Director shall also be subject to the restrictions set forth in Section 2.5.
          (d) The Investor’s right to designate two Investor Directors shall continue for so long as the Investor and its affiliates own at least fifteen percent (15%) (the “Two Director Ownership Threshold”) of the Outstanding Common Units of Regency owned by the Investor and its affiliates as of the date hereof (as adjusted for splits, stock dividends and recapitalizations). Upon the Investor’s failure to maintain the Two Director Ownership Threshold, but so long as the Investor and its affiliates continue to own at least ten percent (10%) (the “One Director Ownership Threshold”) of the Outstanding Common Units of Regency owned by the Investor and its affiliates as of the date hereof (as adjusted for splits, stock dividends and recapitalizations), then the Investor shall continue to have the right to designate one Investor Director who shall be a member of the Audit Committee. Upon the Investor’s failure to maintain the Two Director Ownership Threshold, the Sole Member may immediately remove one of the Investor Directors if two Investor Directors continue to serve on the Board. Upon the Investor’s failure to maintain the One Director Ownership Threshold, the Sole Member may immediately remove all Investor Directors from the Board and all committees thereof.
          (e) No individual shall serve as an Investor Director if (i) such individual is a plaintiff in any litigation involving the Company or its affiliates or (ii) in the event that any relevant antitrust governmental authority requires such individual to terminate his position as an Investor Director, and in either such event, such individual shall immediately resign as a Director and, failing such a resignation, the Investor shall remove and replace such individual. In the event that the Investor fails to remove and replace such individual, the Sole Member may remove such individual by giving notice to the Investor to the effect that such individual has been removed pursuant to this clause (e).
2.3 Observer Rights. If the Investor elects to have Observer Rights in accordance with Section 2.1, then, so long as such election is in effect:
          (a) Subject to the provisions of this Section 2.3, the Investor shall initially be entitled (but shall not be obligated) to designate up to two persons (each an “Investor Observer”) to attend all meetings of the Board, solely in the capacity of a non-voting observer, by providing the Company with a written notice (the “Observer Notice”) identifying the Investor Observer.
          (b) The Investor may elect to remove a previously appointed Investor Observer at any time, with or without cause, by providing written notice to the Company.
          (c) Subject to Sections 2.3(d) and (e) and Section 2.5, the Company shall provide to each Investor Observer, concurrently with the Directors, and in the same manner, notice of each meeting of the Board and copies of any materials provided to the Directors, including all materials provided to Directors in connection with any action to be taken by the Board without a meeting and copies of any written consents.
          (d) Each Investor Observer shall only be allowed to observe meetings of the full Board (and not committee meetings or any meetings of the Board in executive session), provided, however that one Investor Observer shall be allowed to observe meetings of the Audit Committee, and no Investor Observer shall in any circumstances have any right to participate in any vote, consent or other action of the Board or any committee thereof, nor shall any Investor Observer’s presence, vote, consent or other action be required for any action of the Board or any committee thereof.
          (e) The Investor acknowledges and agrees that the Company reserves the right (i) not to provide notice of any meeting of the Board, or any committee thereof, or any materials provided in connection with any meeting or otherwise to any Investor Observer, (ii) to exclude the Investor Observers from any meeting or portion thereof and (iii) to redact portions of any Board materials delivered to the Investor Observers, in each case where and to the extent that the Board determines in good faith (without the participation of any Investor Director) that the delivery of any materials or attendance at any meeting or portion thereof by any Investor Observer would or may be reasonably necessary: (A) to preserve attorney-client, work product or similar privilege, (B) to comply with the terms and conditions of confidentiality agreements with third parties, (C) to comply with applicable law, (D) if the Board determines that there exists, with respect to the subject of a meeting or of Board materials, an actual or potential conflict of interest between the Investor or any Investor Observer and the Company or (E) to the extent permitted pursuant to Section 2.5; provided that, in the event any of the actions described in subclauses (i), (ii) or (iii) of this Section 2.3(e) are taken, the Board, to the extent practicable, shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of subclauses (A)-(E) of this Section 2.3(e) apply, including the execution of a joint defense agreement to allow the Investor Observer to obtain information protected by the attorney client privilege or work product doctrine, or as otherwise restricted for the reasons described in subclauses (A)-(E) of this Section 2.3(e).
     (f) Any Investor Observer must, prior to being permitted to attend any Board meeting or receive any materials pursuant to this Section 2.3, enter into an agreement (a “Investor Observer Agreement”) with and for the benefit of the Company in the form attached hereto as Exhibit A affirming the terms of this Agreement and agreeing to abide with the limitations on observation rights, confidentiality restrictions and other terms set forth herein and therein.
     (g) No individual shall serve as an Investor Observer if (i) such individual is a plaintiff in any litigation involving the Company or its affiliates or (ii) in the event that any relevant antitrust governmental authority requires such individual to terminate his position as an Investor Observer, and either such event, such individual shall immediately resign as an Investor Observer and, failing such a resignation, the Investor shall remove and replace such individual. In the event that the Investor fails to remove and replace such individual, the Sole Member may remove such individual by giving notice to the Investor to the effect that such individual has been removed pursuant to this clause (g).

     (h) The Investor’s right to designate two Investor Observers shall continue for so long as the Investor maintains the Two Director Ownership Threshold. Upon the Investor’s failure to maintain the Two Director Ownership Threshold, but so long as the Investor maintains the One Director Ownership Threshold, then the Investor shall continue to have the right to designate one Investor Observer.
2.4 Confidentiality.
          (a) The Investor agrees to (i) hold in confidence all confidential information and materials that it may receive from any Investor Observer or Investor Director (collectively “Investor Representatives”), who receives, or is given access to such information and materials, in connection with meetings of the Board and committees thereof pursuant to this Agreement (“Confidential Information”) and (ii) not disclose such Confidential Information to any third parties that are not either a, direct or indirect, wholly-owned subsidiaries of General Electric Capital Corporation (the “GE Capital Affiliates”) or employed by the Investor or GE Capital Affiliates; provided that, upon making any such disclosure, the Investor shall notify such persons of the confidential nature of the information provided and each such person’s obligation to preserve the confidentiality of such information consistent with the provisions of this Agreement. Notwithstanding the foregoing, the Investor may disclose such Confidential Information to its lawyers, accountants, auditors, and other professional advisers who have a duty of confidentiality, and the Investor agrees to instruct each such person regarding the use and disclosure restrictions applicable to Confidential Information as set forth in this Agreement. The Investor shall not, and shall ensure that all persons receiving Confidential Information from the Investor shall not, use any such Confidential Information for any purpose other than the Investor’s internal monitoring of its investment in Regency and shall be responsible for any breach of this Agreement by any such person.
          (b) Each Party agrees that the Confidential Information shall not include information that:
     (i) has become, through no act or failure to act on the part of the Investor or any Investor Representative, generally known or available to the public (including information that becomes available to the Investor by wholly lawful inspection or analysis of products sold to the public without reliance on information, knowledge, or data provided by the Company that has not become publicly known or been made available in the public domain);
     (ii) has been acquired by the Investor without any obligation of confidentiality before receipt of such information from the Company;
     (iii) has been furnished to the Investor by a third party without, to the Investor’s knowledge, any obligation of confidentiality;
     (iv) is information that the Investor can reasonably document was independently developed by or for the Investor;

     (v) is required to be disclosed pursuant to law, regulation, or by order of a court of competent jurisdiction; provided that the Investor shall disclose only that portion of the Confidential Information that is legally required to be disclosed and, to the extent reasonably practicable under the circumstances, promptly notify the Company of the Confidential Information to be disclosed and of the circumstances in which the disclosure is alleged to be required prior to disclosure and use its commercially reasonable efforts to cooperate with the Company in its efforts to seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement;
     (vi) is disclosed with the prior written consent of the Company; or
     (vii) is disclosed for the purpose of enforcement of this Agreement.
2.5 Commercially Sensitive Information.
          (a) For purposes of this Section 2.5, the following terms have the following meanings:
     (i) “Commercially Sensitive Information” means, with respect to any person, information about (1) Commercial Development Activities or (2) other competitively sensitive information of such person related to Potentially Overlapping Business including, without limitation, (i) information regarding the names of or prices, costs, margins, volumes and contractual terms for any current or potential customer, (ii) any method, tool or computer program used to determine prices for any asset or service, (iii) all plans or strategies used or adopted to negotiate, target or identify a current or potential customer or group of customers for any asset or service or to expand existing service offerings or offer a new service, (iv) all information regarding plans and prospective budgets to expand an existing facility or build a new facility, (v) all information regarding a proposal to buy an existing facility, (vi) information related to the capacity and capacity utilization of any facility, (vii) information regarding any opportunity to acquire a business, asset or entity or to develop or construct any new interstate or intrastate natural gas pipeline, interstate or intrastate natural gas liquids pipeline, natural gas gathering system, natural gas treating, processing or fractionating facilities, natural gas storage facility, or any other midstream natural gas assets or facilities; any natural gas compression services business or assets; any wholesale or retail propane facility or business; any other midstream or natural gas related assets, such as compression facilities, shipping facilities or marketing assets and (viii) any other confidential information regarding any person that owns, operates or is an affiliate of any person that is identified in clauses (i) through (vii) if the sharing of such information by such person with another party to this Statement would reasonably be expected to constitute a violation of any fiduciary duty, law or any contract to which such person is a party, provided, however, that Commercially Sensitive Information related to a person shall not include any information that is otherwise in the public domain.

     (ii) “Commercial Development Activities” means information with respect to (i) proposed changes to or transactions involving any Potentially Overlapping Business, (ii) any plans and strategies dealing with Potentially Overlapping Business and (iii) any opportunities to construct or acquire, directly or indirectly (including, without limitation, by means of joint venture or by means of acquisition of assets, equity interest in an entity, contractual rights to capacity or use, or otherwise), any interstate or intrastate natural gas pipeline, interstate or intrastate natural gas liquids pipeline, natural gas gathering system, natural gas treating, processing or fractionating facilities, natural gas storage facility, or any other midstream natural gas assets or facilities; any natural gas compression services business or assets; any wholesale or retail propane facility or business; any other midstream or natural gas related assets, such as compression facilities, shipping facilities or marketing assets.
     (iii) “Potentially Overlapping Business” means such assets, business operations or business opportunities of Regency and its affiliates that are, or could potentially be competitive with the assets, business operations or business opportunities of General Electric Corporation and its affiliates (excluding the General Partner, the Company, Regency or any of their respective subsidiaries).
          (b) Notwithstanding anything to the contrary in this Agreement, the Company reserves the right (i) not to provide notice of any meeting of the Board or any committee thereof or any materials provided in connection with any meeting or otherwise to any Investor Representative, (ii) to exclude any Investor Representative from any meeting or portion thereof and (iii) to redact portions of any Board or committee materials delivered to any Investor Representative, in each case where and solely to the extent that the Board reasonably determines in good faith (without the participation of any Investor Director) that the delivery of any materials or attendance at any meeting or portion thereof by an Investor Representative would or may result in the disclosure of Commercially Sensitive Information to such Investor Representative.
3. ASSIGNMENT, AMENDMENT AND TERMINATION.
     3.1 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party, except that the Investor may transfer or assign any of its rights and obligations under this Agreement to any direct or indirect affiliate of General Electric Capital Corporation and the Sole Member shall require any successor or assign of the Sole Member’s interest in the Acquired GP Interests to assume the Sole Member’s rights and duties under this Agreement, which assignment may be made without the Investor’s prior written consent.
     3.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each party hereto.

     3.3 Termination of Management Rights. Upon the Investor’s failure to maintain the Two Director Ownership Threshold, the Investor’s rights under Sections 2.2 and 2.3 shall be modified as provided in Sections 2.2(d) and 2.3(h). Upon the Investor’s failure to maintain the One Director Ownership Threshold, all of the Investor’s rights under Sections 2.1, 2.2 and 2.3 shall terminate.
     3.4 Termination of Agreement. If at any time the Sole Member no longer owns a majority of the outstanding membership interests of the Company, then this Agreement shall automatically terminate and be of no further force or effect, provided, however that the Sole Member shall require any purchaser acquiring a majority of the outstanding membership interests of the Company from the Sole Member to provide the Investor with substantially similar rights to those contained in this Agreement. The provisions of Section 2.4 and Article 4 shall survive any termination of this Agreement.
4. GENERAL PROVISIONS.
     4.1. Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.1:
ANY PARTNERSHIP PARTY:
Energy Transfer Equity, L.P.
3738 Oak Lawn
Dallas, Texas 75219
Attention: General Counsel
With a copy (not itself constituting notice) to:
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3613
Facsimile: (713) 615-5725
Attention: Douglas E. McWilliams
THE INVESTOR:
Regency LP Acquirer LP

c/o GE Energy Financial Services
800 Long Ridge Road
Stamford, Connecticut 06927
Telephone:
Facsimile: (203) 961-2606
Attention: Portfolio-Regency
With a copy (not itself constituting notice) to:
Regency LP Acquirer LP
c/o GE Energy Financial Services
800 Long Ridge Road
Stamford, Connecticut 06927
Telephone:
Facsimile: (203) 357-6632
Attention: General Counsel
and
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Telephone: (212) 906-1259
Facsimile: (212) 751-4864
Attention: Charles E. Carpenter
     4.2 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.3 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum.
     4.4 Waiver Of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND

ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     4.5 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     4.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     4.7 Successors and Assigns. Subject to the provisions of Section 3.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.
     4.8 Construction. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to a “Section” or “subsection” shall be to a Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation,” (e) the word “day” or “days” shall mean a calendar day or days and (f) the term “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person; provided that a person shall be deemed to control another person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     4.9 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.10 Specific Performance. Each Partnership Party, on the one hand, and the Investor, on the other hand, acknowledges and agrees that irreparable injury would occur in the event any of the provisions of Article 2 were not performed in accordance with their specific terms or were otherwise breached and that such injury would be not be compensable in damages. It is accordingly agreed that the Parties shall be entitled to specific enforcement of the terms of Article 2, and no party will take any action, directly or indirectly, in opposition to the other Party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
[Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INVESTOR: Regency LP Acquirer, L.P.

By:	EFS Regency GP Holdco II, LLC, its general partner

By:	Aircraft Services Corporation, its managing member

By:	/s/ Mark Mellana
Name:	Mark Mellana
Its:	Authorized Signatory

PARTNERSHIP PARTIES: Energy Transfer Equity, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Its:	President and Chief Financial Officer

Regency GP LP

By:	Regency GP LLC, its general partner

By:	/s/ Byron R. Kelley
Name:	Byron R. Kelley
Its:	Chairman, President and Chief Executive Officer

Regency GP, LLC
By:	/s/ Byron R. Kelley
Name:	Byron R. Kelley
Its:	Chairman, President and Chief Executive Officer
Signature Page to Investor Rights Agreement

EXHIBIT A
FORM OF INVESTOR OBSERVER AGREEMENT
EXHIBIT A

Regency GP, LLC
c/o Regency Energy Partners LP
2001 Bryan Street
Suite 3700, Dallas, Texas
[                    , ___]
[Name]
[Address]
Re: Regency GP LLC — Investor Observer
Dear [                    ]:
     Pursuant to that certain Investor Rights Agreement (the “Investor Rights Agreement”), dated as of                     , 2010, by and among Regency LP Acquirer LP, a Delaware limited partnership (the “Investor”), Regency GP LP, a Delaware limited partnership (the “General Partner”), and Regency GP, LLC, a Delaware limited liability (the “Company”), you have been designated as an Investor Observer by the Investor. Under the terms of the Investor Rights Agreement, prior to attending any Board meetings in your capacity as an Investor Observer or receiving any materials in connection therewith, you must enter into this agreement for the benefit of the Company. Capitalized terms used but not defined herein are used with the meanings given to them in the Investor Rights Agreement.
     In connection with your designation as an Investor Observer, your observation of meetings of the Board and the receipt of materials given to members of the Board in connection therewith, you hereby agree as follows:
     1. Investor Rights Agreement. You hereby affirm the terms of the Investor Rights Agreement and agree that your observation of meetings of the Board and the receipt of materials given to Directors in connection therewith is subject in all respects to the terms of the Investor Rights Agreement. You agree that there are no rights or privileges whatsoever arising from your status as an Investor Observer and agree to abide with the limitations on observation rights contained herein and in the Investor Rights Agreement. You further certify that you are not a plaintiff in any litigation involving the Company or its affiliates and that by your signature hereto, you agree to automatically resign as an Investor Observer if you become a plaintiff in any such litigation.
     2. Confidentiality. You hereby agree to hold in confidence and trust and not to use or disclose any Confidential Information provided to or learned by you in connection with or pursuant to your service as an Investor Observer, to the same extent that Confidential Information is required to be held in confidence by the Investor pursuant to Section 2.4 of the Investor Rights Agreement, whether such Confidential Information is provided to or learned by you at a meeting of the Board, through material delivered or distributed to you, or otherwise.

     3. Counterparts. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     4. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Sincerely,

REGENCY GP, LLC

By:

Name:
Title:
ACKNOWLEDGED AND AGREED:

Name: